Exhibit 99.1

POWERSECURE TO PRESENT AT 33RD ANNUAL CANACCORD GENUITY GROWTH CONFERENCE

WAKE FOREST, N.C. – August 12, 2013 – PowerSecure International, Inc. (Nasdaq: POWR) announced today that the company will present at the 33rd Annual Canaccord Genuity Growth Conference at the Intercontinental Boston at 11:00 a.m. ET on Wednesday, August 14, 2013.

A link to an audio webcast of the presentation will be available on the Investor Relations section of the company’s website at www.powersecure.com.

About PowerSecure

PowerSecure International, Inc. is a leading provider of utility and energy technologies to electric utilities, and their industrial, institutional and commercial customers. PowerSecure provides products and services in the areas of Interactive Distributed Generation ® (IDG®), energy efficiency and utility infrastructure. The company is a pioneer in developing IDG® power systems with sophisticated smart grid capabilities, including the ability to 1) forecast electricity demand and electronically deploy the systems to deliver more efficient, and environmentally friendly, power at peak power times, 2) provide utilities with dedicated electric power generation capacity to utilize for demand response purposes and 3) provide customers with the most dependable standby power in the industry. Its proprietary distributed generation system designs utilize a range of technologies to deliver power, including renewables. The company’s energy efficiency business develops energy efficient lighting technologies that improve the quality of light, including its proprietary EfficientLights® LED lighting products for grocery, drug and convenience stores, and its SecureLite area light and PowerLite street lights for utilities and municipalities. PowerSecure also provides electric utilities with transmission and distribution infrastructure maintenance and construction services, and engineering and regulatory consulting services. Additional information is available at www.powersecure.com.

Contact:

John Bluth

PowerSecure International, Inc.

+1 919 453 2103